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                                                                Exhibit 10.19(1)

                              PACE INDUSTRIES, INC.
                              ---------------------

            REVISED AND RESTATED EMPLOYEE INCENTIVE COMPENSATION PLAN
            ---------------------------------------------------------

     This Revised and Restated Employee Compensation Plan (the "Plan") is adopted as of May 13, 1996 by Pace Industries, Inc., an Arkansas corporation (the "Company"), a wholly-owned subsidiary of Leggett & Platt, Incorporated, a Missouri corporation ("L&P").

                                    RECITALS
                                    --------

     This Plan is a successor to and modified version of the Employee Incentive Compensation Plan (the "Former Plan") adopted on December 10, 1993 by the Company.

     In consideration of good and valuable benefits received and to be received by it, intending to be legally bound hereby and acknowledging that its Employees (as defined below) will act in reliance upon the provisions hereof, the Company and L&P agree as follows:

     1. Bonus Pool; Operating Profit Targets. The Company shall pay as additional annual compensation to its employees designated by the Designation Committee. The "Designation Committee" shall consist of Bob L. Gaddy ("Gaddy"), so long as he is employed by the Company or L&P or, if Gaddy is not employed by the Company or L&P, a committee consisting of the then Chief Executive Officer of the Company and two other persons designated by the Plan Executive who were participants in the Plan for the immediately preceding Plan Year. For purposes of this Plan, the "Plan Executive" means Felix E. Wright or, if he is no longer employed by L&P, Mr. Wright's successor.

     Subject to the terms and conditions set forth herein, an annual bonus ("Bonus Pool") shall be established in respect of each year (each, a "Plan Year") during the six fiscal years ending on June 30, 1994 through June 30, 1999 (the Plan's "Term"), the amount of the Bonus Pool to be determined as provided herein and paid as provided in Sections 3(B), (C) and (D). The Bonus Pool is to be the amount by which Operating Profit (as defined herein) exceeds the "Target" for each Plan Year as follows:

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

            if Operating Profit exceeds
                the following Target                                      Bonus Pool is
                --------------------                                      -------------
               In the Plan Year 1994

Minimum Target:                        $21.5 million     5% of excess over 21.5 million
Mid-Range Target:                       23.0 million     10% of excess above 21.5 million
Upper Range Target:                     28.0 million     10% of excess between 21.5 million and 23.0
                                                         million plus 20% of excess above 23.0 million

               In the Plan Year 1995

Minimum Target:                        $26.0 million     5% of excess over 26.0 million
Mid-Range Target:                       28.0 million     10% of excess above 26.0 million
Upper Range Target:                     32.3 million     10% of excess between 26.0 million and 28.0
                                                         million plus 20% of excess above 28.0 million

               In the Plan Year 1996

Minimum Target:                        $30.0 million     5% of excess over 30.0 million
Mid-Range Target:                       32.3 million     10% of excess above 30.0 million
Upper Range Target:                     35.0 million     10% of excess between 30.0 million and 32.3
                                                         million plus 20% of excess above 32.3 million

               In the Plan Year 1997

Minimum Target:                        $32.6 million     5% of excess over 32.6 million
Mid-Range Target:                       35.0 million     10% of excess above 32.6 million
Upper Range Target:                     37.0 million     10% of excess between 32.6 million and 35.0
                                                         million plus 20% of excess above 35.0 million

               In the Plan Year 1998

Minimum Target:                        $34.4 million     5% of excess over 34.4 million
Mid-Range Target:                       37.0 million     10% of excess above 34.4 million
Upper Range Target:                     40.0 million     10% of excess between 34.4 million and 37.0
                                                         million plus 20% of excess above 37.0 million

               In the Plan Year 1999

Target:                                $43.0 million     10% of excess over $43.0 million, but Bonus Pool
                                                         not to exceed $2.0 million


For the Plan Year 1994, the Operating Profit shall be computed for the twelve month period notwithstanding that this Plan was not in effect for all of such period. If the amount of Operating Profit for such twelve month period exceeds the Target amount set forth above, the Bonus Payment shall be computed and paid as if this Plan had been in effect for the entire period.

     2.   Determination of Operating Profits.

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               (A) Subject to Schedule A to this Plan, "Operating Profit" means the earnings from the Company's operations before federal, state and local income taxes ("Pre-Tax Earnings") but after adding back (deducting) the following:


               (i) interest expense (except for any discounts granted to customers for early payment of invoices which have been accounted for as interest expense) and financing costs;

               (ii) costs attributable to the amortization of the purchase price premium resulting from the December 10, 1993 leveraged buy out transaction involving the Predecessor Company (the "1993 LBO") as well as all acquisition and closing costs incurred in the consummation of the financing and acquisition of the 1993 LBO;

               (iii) extraordinary losses (gains) under generally accepted accounting principles;

               (iv)   losses (gains) on capital assets;

               (v) management fees paid to any stockholder or designee of a stockholder of the Company (except to employees of the Company) or pursuant to the Consulting Agreement dated December 10, 1993 between Peninsula Corporation and the Company;

               (vi) out of pocket costs pertaining to any merger or consolidation before, on or after the date of this Plan involving the Company;

               (vii) any amounts of amortization made on account of the $10 million of noncompetition payments made to certain stockholders of the Company under agreements dated December 10, 1993;

               (viii) costs related to any material disposition by the
                      Company of its assets or material acquisition of any entity or its assets by the Company;

               (ix) the amounts required by Schedule A hereto to be added back or deducted; and

               (x) (a) the amounts earned and accrued as bonuses in Plan Year 1996-1999 under the Patterson Mold and Tool Employee Incentive Compensation Plan dated October 11, 1995, (b) the amounts earned and accrued as bonuses in Plan Year 1997-1999 under the Pace Industries Puget Division, Inc. Employee

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               Incentive Compensation Plan adopted July 13, 1995 and (c) this
               Bonus Pool.

          (B) The Company agrees to maintain such separate books and accounting records as shall be necessary to implement the foregoing. Promptly after the Company receives its certified financial statements for each of the Company's Plan Years, the company shall cause its independent certified public accountants to prepare a statement showing their calculation of the Operating Profit as defined herein for such period, and furnish the same to Gaddy and to the Board of Directors of the Company.

          After the date hereof, L&P's independent certified public accountants shall function as the Company's independent certified public accountants and shall determine Operating Profits. L&P and Gaddy may from time to time agree that the determination of Operating Profit may be based on such accounting procedures less than an audit as L&P and Gaddy may agree. Accounting fees and expenses shall be deducted on a cash basis when computing Pre-Tax Earnings. If no audit of the Company is agreed upon under this Plan for 1997 or later Plan Year, then the Pre-Tax Earnings for that year will be reduced by the amount audit fees and expenses of the Company for its fiscal year ending June 30, 1995 exceed accounting fees and expenses for the Plan Year in question.

          (C) The determination of the Company's Operating Profit in the manner divided by this Plan shall be conclusive and binding upon the Company, Gaddy and the Employees, in the absence of manifest error. In the event that, during the term of this Plan, there is a change in accounting principles or practices used in connection with the Former Plan (including any changes in the methods for determining contingencies and other reserves) or a revaluation of assets, Gaddy and the Company (or in the event of their inability to agree, the Company's independent certified public accountants) shall make a determination as to any adjustments in accordance with generally accepted accounting principles needed in order to preserve the intent of this Plan from the effect of any such change in accounting principles or practices or revaluation of assets; and their determination shall be conclusive and binding upon the parties hereto, in the absence of manifest error.

          For purposes of determining Pre-tax Earnings for any Plan Year the Company's accounting practices concerning fourth quarter special sales arrangements with certain customers shall not be modified without the consent of the Designation Committee and the Plan Executive.

          (D) Any Target may be reduced by the vote in favor or consent of at least 70% of the members of the Board of Directors at any time.

     3.   Participants in Bonus Pool; Payment of Bonuses.

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          (A) ("Employee") shall mean Gaddy, so long as he is employed by the
Company or L&P at the end of each Plan Year and such other officers and managerial personnel employed by the Company or L&P as the Designation Committee shall designate.

          The Bonus Pool for each Plan Year shall be allocated among such designees as the Designation Committee shall recommend after the conclusion of each Plan Year; provided, however, the designation and allocation shall be subject to the approval of the Plan Executive. After the determination by the Company's independent certified public accountants of the Operating Profit for the relevant Plan Year, the Company shall pay the Bonus Pool hereunder, if any (less proper withholdings for federal and other taxes), to the Employees designated for that Plan Year in the amount allocated to each Employee in the manner set forth in Sections 3(B), (C) and (D).

          (B) The Bonus Pool for all Plan Years through 1995 has been paid to participating Employees.

          (C) 43% of the bonus allocated to each Employee for each of the Plan Years 1996 through 1998 will become "vested" when allocated to the Employee and will promptly thereafter be paid to the Employee. The remaining portions of the bonus allocated to each Employee will not be paid until the same becomes vested. Vesting and hence payment will occur as follows provided the Employee remains continuously employed by the Company or L&P on a full time basis through each vesting date:

Vesting Date/Payment Date           Vesting Rate              Cumulative Vesting

     June 30, 1999                      25%                          25%
     June 30, 2000                      25%                          50%
     June 30, 2001                      25%                          75%
     June 30, 2002                      25%                         100%

          Notwithstanding the preceding paragraph, the unvested portions of the bonuses allocated to each Employee will become 100% vested if the Employee's employment with the Company is terminated by death or disability, but in such instance payment of the remaining portions of the Employee's bonus will be as per the payment dates set out above.

          Those portions of an Executive's Bonus for any of Plan Years 1996 through 1999 which do no vest under this Plan shall cease to be a part of the Bonus Pool.

          Whenever a portion of a 1996 Plan Year, 1997 Plan Year or 1998 Plan Year Bonus becomes vested and is paid, interest on such portion at 6.5% shall then be accrued and paid.

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          (D) 25% of the bonus allocated to each Employee for Plan Year 1999 will become vested when allocated to the Employee and will promptly thereafter be paid to the Employee. The remaining portions of the Bonus for each Employee will, beginning on June 30, 2000, vest and be paid as provided in Section 3(C) except that no interest will accrue on that portion of the Bonus which is subject to vesting requirements.

          (E) If an employee under an employment contract on the date hereof has his employment terminated by disability such employee shall be designated an Employee for the Plan Year in which his employment terminates and each succeeding Plan Year (collectively the "Disability Years"). The disabled Employee's allocation of the Bonus Pool in each of the Disability Years shall equal his average percentage allocation in the Plan Year(s) preceding disability. All bonuses allocated to the disabled Employee for the Disability Years shall be vested but shall be paid in accordance with Section 3(C).

     4. No Right to Share in Bonus Pool. An employee of the Company shall have no right to be designated an Employee as respects any Plan Year (except as provided in 3(E) above) unless designated by the Designation Committee and approved by the Plan Executive for a Plan Year; provided, however, the Designation Committee may designate an employee to share in the Bonus Pool whose employment has been terminated prior to such designation. Once designated an Employee for a Plan Year the Employee shall have all the rights provided for in this Plan as respects the portion of the Bonus Pool allocated to such Employee for that particular Plan Year but no other.

     5. No Assignment or Pledge of Rights. The rights and obligations under this Plan may not be assigned, pledged or otherwise transferred by any Employee at any time and shall not inure to the benefit of any Employee, his representative or assign. The Plan shall be construed and enforced in accordance with the laws of the State of Arkansas. Any assignment, pledge or other transfer any right of any Employee hereunder shall be null and void and of no effect and shall, at the Company's option, terminate the Employee's right hereunder to any payment.

     6. Plan Has Been Authorized. The Company represents and warrants that this Plan has been duly approved and its execution and delivery duly authorized by all necessary corporate action of its directors, and that it is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     7. Plan Amendments. The Company may amend the Plan in any respect; provided, however, that (i) the Target for each Plan Year may not be increased nor (ii) may the timing or other terms of payment be changed in a manner adverse to Employees unless a change contemplated by (i) or (ii) is approved by: (a) Gaddy, so long as Gaddy is an Employee; and (b) Employees (including Gaddy) to whom not less

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than 75% of the Bonus Pool for the immediately preceding Plan Year has been allocated.

     8. L&P's Guarantee. L&P joins in the execution of the Plan to guarantee full performance by the Company with the terms of the Plan.

     9. Revision of Plan to Include L&P Aluminum Operations. The Company and L&P plan to work closely together to revise this Plan so that Operating Profit Targets for Plan Year 1997 and later Plan Years will be based upon the Company's current Plan targets and the projected consolidated Operating Profits of L&P's EST, Assured and Culp operations. Schedule B sets out the initial thoughts of the Company and L&P on this process. However, nothing in this Plan or in Schedule B requires the Company or L&P to reach "agreement" on consolidated Operating Profit Targets and related topics. In the absence of reaching agreement, this Plan shall continue in full force in accordance with its terms.



PACE INDUSTRIES, INC.                       LEGGETT & PLATT, INCORPORATED

By:      /s/ Bob L. Gaddy                   By:      /s/ R.A. Jefferies, Jr.
   ------------------------                    ---------------------------------
Name:    Bob L. Gaddy                       Name:    R.A. Jefferies, Jr.
     ----------------------                      -------------------------------
Title:   Chairman & CEO                     Title:   Senior Vice President
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